EXHIBIT 99.1

Amphenol	News Release
World Headquarters
358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900
FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and Chief Financial Officer
203/265-8630
www.amphenol.com

2009 THIRD QUARTER RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  October 15, 2009.  Amphenol Corporation (NYSE-APH) reported today third quarter 2009 diluted earnings per share of $.47 compared to $.63 per share for the comparable 2008 period.  Sales for the third quarter 2009 decreased 17% to $716.6 million compared to a record $863.7 million for the 2008 period.  Currency translation had the effect of decreasing sales by approximately 1% or $9.9 million in the third quarter 2009 compared to the 2008 period.

For the nine months ended September 30, 2009, diluted earnings per share was $1.33 compared to $1.78 for the 2008 period.  Sales for the nine months ended September 30, 2009 were $2,061.8 million compared to $2,481.2 million for the 2008 period. Currency translation had the effect of decreasing sales by approximately $55.9 million for the nine month 2009 period when compared to the 2008 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to report third quarter results that exceeded the high end of the Company’s guidance with sales of $717 million, an operating income margin of 17.3% and earnings per share of $.47.  Strengthening demand in the Information Technology and Data Communications Equipment, Mobile Devices market and Automotive market drove a 5% sequential increase in sales and a 12% sequential increase in orders over Q2 of 2009.  The Company achieved a book to bill ratio of 1.04 to 1, the first positive ratio since the beginning of the economic downturn in late Q3 of 2008.   It is very gratifying, given the continued challenges in the market environment, that we were able to capitalize on pockets of strength and enhance our market position in nearly all of our served markets.   In addition, it is extremely rewarding that our focus on operating leverage and working capital management enabled us to further expand margins and generate strong cash flow.  Our management team continues to control costs in a proactive and dynamic manner ensuring the strength of our financial performance.  I am very proud of our organization as we continue to execute well.”

“While economic conditions remain less than certain, we believe we have seen a stabilization of demand in most markets and an improvement in demand in some markets. Accordingly, based on constant currency exchange rates and a continuation of improving demand trends, we expect Q4 2009 revenues in the range of $720 million to $735 million and EPS in the range of $.47 to $.49.  We continue to believe we can perform well in the current environment due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“We continue to be excited about the future.  Our competitive advantages and sustained financial strength provide a solid base for future performance.  I am confident in the ability of our outstanding organization to dynamically adjust to the market environment, to generate strong profitability and to capitalize on opportunities to expand our market position.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (ET) October 15, 2009.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:00 P.M. (ET) on Monday, October 19, 2009.  The replay numbers are as follows:  toll free dial-in number is 888-567-0472 and International dial-in number is 203-369-3447.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2008, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net Sales	$716,573	$863,658	$2,061,769	$2,481,189

Cost of sales	492,180	582,407	1,416,847	1,672,442

Gross profit	224,393	281,251	644,922	808,747

Selling, general and administrative expense	100,103	109,931	294,469	318,908

Operating income	124,290	171,320	350,453	489,839

Interest expense	(8,961)	(9,772)	(27,090)	(29,586)
Other (expenses) income, net	(345)	179	(942)	(169)

Income before income taxes	114,984	161,727	322,421	460,084

Provision for income taxes	(31,620)	(45,245)	(85,182)	(132,051)

Net income	83,364	116,482	237,239	328,033
Less: Net income attributable to noncontrolling interest	(2,449)	(3,527)	(7,044)	(7,615)

Net income attributable to Amphenol Corporation	$80,915	$112,955	$230,195	$320,418

Net income per common share - Basic	$0.47	$0.64	$1.34	$1.82

Average shares outstanding - Basic	171,428,237	176,716,395	171,311,072	176,290,446

Net income per common share - Diluted	$0.47	$0.63	$1.33	$1.78

Average shares outstanding - Diluted	173,928,589	180,134,110	173,561,964	179,910,090

Dividends declared per common share	$0.015	$0.015	$0.045	$0.045

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	September 30,	December 31,
	2009	2008

ASSETS

Current Assets:
Cash and cash equivalents	$307,569	$214,987
Accounts receivable, less allowance for doubtful accounts of $17,940 and $14,982, respectively	465,521	515,999
Inventories, net	455,990	512,507
Other current assets	108,670	92,371

Total current assets	1,337,750	1,335,864

Land and depreciable assets, less accumulated depreciation of $573,671 and $510,764, respectively	342,924	344,515
Goodwill	1,365,176	1,232,335
Other long-term assets	95,061	81,445

	$3,140,911	$2,994,159

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$283,088	$305,950
Accrued salaries, wages and employee benefits	64,469	59,644
Accrued income taxes	53,682	65,846
Accrued acquisition-related obligations	11,946	120,357
Other accrued expenses	83,671	82,596
Current portion of long-term debt and capital lease obligations	481	439

Total current liabilities	497,337	634,832

Long-term debt and capital lease obligations	792,011	786,020
Accrued pension and post employment benefit obligations	175,409	161,669
Other long-term liabilities	32,957	43,069

Shareholders’ Equity:
Common stock	172	171
Additional paid-in capital	43,732	22,746
Accumulated earnings	1,689,583	1,467,099
Accumulated other comprehensive loss	(107,221)	(140,591)

Total shareholders’ equity attributable to Amphenol Corporation	1,626,266	1,349,425

Noncontrolling interests	16,931	19,144

Total equity	1,643,197	1,368,569

	$3,140,911	$2,994,159

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended
	September 30,
	2009	2008

Net income	$237,239	$328,033
Adjustments for cash from operations:
Depreciation and amortization	72,923	69,019
Stock-based compensation	15,259	11,777
Net change in receivables sold	(9,000)	—
Net change in components of working capital	108,879	(91,365)
Net change in other long-term assets and liabilities	5,283	(6,780)

Cash provided by operations	430,583	310,684

Cash flow from investing activities:
Capital additions, net	(45,607)	(83,044)
Purchase of short term investments	(14,114)	(13,996)
Investments in acquisitions	(272,693)	(100,373)

Cash flow used in investing activities	(332,414)	(197,413)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	6,051	46,111
Purchase of treasury stock	—	(143,693)
Proceeds from exercise of stock options	4,499	26,909
Excess tax benefits from stock-based payment arrangements	867	21,267
Distributions to noncontrolling interests	(5,281)	—
Dividend payments	(7,706)	(10,617)

Cash flow used in financing activities	(1,570)	(60,023)

Effect of exchange rate changes on cash and cash equivalents	(4,017)	(6,148)

Net change in cash and cash equivalents	92,582	47,100
Cash and cash equivalents balance, beginning of period	214,987	183,641

Cash and cash equivalents balance, end of period	$307,569	$230,741

Cash paid during the period for:
Interest	$26,809	$29,447
Income taxes	94,965	99,910

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Trade Sales:
Interconnect Products	$648,053	$786,177	$1,871,451	$2,257,914
Cable Products	68,520	77,481	190,318	223,275
Consolidated	$716,573	$863,658	$2,061,769	$2,481,189

Operating income:
Interconnect Products	$126,720	$175,525	$362,906	$500,686
Cable Products	11,058	8,532	28,953	25,531
Stock-based compensation expense	(5,231)	(4,581)	(15,260)	(11,777)
Other operating expenses	(8,257)	(8,156)	(26,146)	(24,601)
Consolidated	$124,290	$171,320	$350,453	$489,839

ROS%:
Interconnect Products	19.6%	22.3%	19.4%	22.2%
Cable Products	16.1%	11.0%	15.2%	11.4%
Corporate - stock-based compensation	-0.7%	-0.5%	-0.7%	-0.5%
Corporate - all other	-1.2%	-0.9%	-1.3%	-1.0%

Consolidated	17.3%	19.8%	17.0%	19.7%